Exhibit 10.3
Execution Copy
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is by and between CHYRONHEGO CORPORATION, a New York corporation (the “Company”), having its principal offices at 5 Hub Drive, Melville, New York 11747, and SOREN KJELLIN (“Executive”) having an address at 66 West 39th Street, Apt. 14D, New York, NY 10016.
WITNESSETH:

WHEREAS, the Company desires to employ the Executive and the Executive desires to become so employed by the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Nature of Employment:  Term of Employment.

(a) The Company hereby agrees to employ the Executive and the Executive agrees to become employed with the Company as its Chief Technology Officer (“CTO”), upon the terms and conditions contained herein, for a term commencing effective as of May 23, 2013 (the “Commencement Date”) and continuing until the third year anniversary of the Commencement Date, unless terminated earlier pursuant to Section 9 (the “Employment Term”).  To the extent the Agreement is not renewed following the end of the Employment Term and the Executive continues to be employed by the Company following the end of the Employment Term, the Executive’s employment will be at-will and this Agreement will be of no further force and effect except to the extent that it survives pursuant to the terms herein.

2. Duties and Powers as Employee.

(a) During the Employment Term, Executive shall be employed by the Company as its CTO.   Executive shall devote substantially his full working time to his duties as President.  In performance of his duties, Executive shall report directly to and be subject to the direction of the Chief Executive Officer.  Executive shall have all the responsibilities, duties and authority as are generally associated with the position of CTO at a public company.

(b) Executive shall travel in accordance with the reasonable needs of the business, which shall require him to conduct business for the Company primarily in Melville, New York and such other locations as he deems reasonably necessary.  Business Class accommodations shall be permissible for any travel of three (3) hours or longer.

(c) It shall not be a violation of this Agreement for Executive to (A) serve on any civic or charitable boards or committees consistent with the Company’s conflicts of interest policies and corporate governance guidelines in effect from time to time, (B) serve as a director on any other for-profit corporation, provided that the Compensation Committee of the Board of Directors approves such appointment or election prior to Executive accepting such directorship, (C) deliver lectures and fulfill speaking engagements, or (D) manage his personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities as an executive officer of the Company.  It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive and disclosed to the Company in writing prior to the Commencement Date, the continued conduct of such activities subsequent to the Commencement Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company; provided, however, that the failure to disclose any such existing activities shall not create a presumption that such activities are in violation of this Agreement; and provided further, notwithstanding anything to the contrary in any written non-competition or similar provision between Executive and the Company, no activity so disclosed in writing by Executive shall be violative thereof.

3. Compensation.

(a) During the Employment Term, as compensation for his services hereunder, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $250,000.  The Base Salary shall accrue day to day and be payable in equal installments bi-weekly, less required withholdings.

(b) In addition to the Base Salary, Executive will be eligible to participate in performance compensation and similar incentive plans and programs as may be adopted from time to time by the Company, subject to the terms of such plans or programs.

4. Expenses; Vacation; Insurance; Other Benefits.

(a) Executive shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in the performance of his duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular policies and procedures of the Company for submission of expenses.

(b) Executive shall be entitled to twenty (20) days paid vacation time per annum or such other period as is in accordance with the regular procedures of the Company governing senior executive officers as determined from time to time by the Company’s Board of Directors.

(c) During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs of the Company now or hereafter made available to all senior executives of the Company as a group, to the extent eligible, (including, without limitation, each retirement plan, supplemental and excess retirement plans, deferral savings plans, group life insurance, accident and death insurance, medical and dental insurance, sick leave, disability plans and fringe benefit plans) on a basis which is no less favorable than is made available to any other senior executive of the Company, except as otherwise provided herein.

(d) Executive shall be covered by the Company’s directors’ and officers’ liability insurance policy, and errors and omissions coverage, if any, to the extent such coverage is generally provided by the Company to its directors and officers and to the fullest extent permitted by such insurance policies.  Nothing herein is or shall be deemed to be a representation by the Company that it provides, or a promise by the Company to obtain, maintain or continue any liability insurance coverage whatsoever for its executives.

5. Representations and Warranties of Employee.

(a) Executive represents and warrants to the Company that Executive is under no contractual or other obligation which would prevent him from becoming employed by the Company or the performance of his duties hereunder.

6. Non-Competition.

(a) Executive agrees that he will not:  (i) during the period he is employed by the Company, engage in, or otherwise directly or indirectly be employed by, or act as a consultant to, or be a director, officer, employee, owner, member or partner of, any other business or organization that is or shall then be competing with the Business (as defined below), and (ii) for the one year period following the termination of his employment, directly or indirectly, compete with or be engaged in the Business, or be employed by, or act as consultant to, or be a director, officer, employee, owner, member or partner of, any business or organization which, at the time of such cessation, competes with or is engaged in the Business, except that in each case the provisions of this Section 6 will not be deemed breached merely because Executive:  (A) owns not more than five percent (5%) of the outstanding common stock of a corporation, if, at the time of its acquisition by Executive, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange; or (B) Executive is a passive investor in any fund in which he has no investment discretion.  This prohibition shall apply to the entire world in recognition of the fact that the Company operates on a multi-national basis.  “Business” shall mean (w) the design, manufacture, sale, re-sale, distribution or maintenance of character generators (software or hardware or a combination thereof) that are used by the broadcast and cable industries, (x) online graphics creation and work flow solutions or any other product or solution similar to those products or solutions marketed or distributed by the Axis Graphics division, (y) products or solutions similar to ChyTV, and/or (z) any other products or solutions acquired or developed by the Company while Executive is employed by the Company.  Notwithstanding the foregoing, this restrictive covenant shall not be applicable if Executive is terminated without Cause (as defined below).

(b) It is the intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If any particular provisions or portions of this Section 6 shall be adjudicated to be invalid or unenforceable, such provisions or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provisions or portions in the particular jurisdiction in which such adjudication is made.

(c) The parties acknowledge that damages and remedies at law for any breach of this Section 6 will be inadequate and that the Company shall be entitled to specific performance and other equitable remedies (including injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies the Company may have.

 Executive also waives the posting of any bond in connection with the issuance of any injunctive relief.

7. Patents; Copyrights.

Any interest in patents, patent applications, inventions, copyrights, developments, and processes (“Such Inventions”) which Executive now or hereafter during the period he is employed by the Company may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; and forthwith upon request of the Company, Executive shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all his right, title, and interest in and to Such Inventions, free and clear of all liens, charges and encumbrances.  The Company will reimburse Executive for any reasonable fees and expenses (including fees and expenses of counsel) incurred by Executive in connection with executing such assignments and documents and taking any such action at the request of the Company.

8. Confidential Information.

All confidential information which Executive may now possess or may obtain during his employment with the Company relating to the business of the Company shall not be published, disclosed, or made accessible by him to any other person, firm, corporation or entity during the Employment Term or anytime thereafter without the prior written consent of the Company; provided that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of Executive’s breach of this covenant, and shall not preclude Executive from disclosing any such information to the extent such disclosure (i) is required by law; (ii) is necessary for the performance of his duties hereunder; or (iii) would, in the reasonable judgment of Executive, be in the best interest of the Company or is reasonably necessary in order to defend Executive or to enforce Executive’s rights under this Agreement in connection with any action or proceeding to which the Company or its affiliates is a party.  Executive shall return all such confidential information, in whatever form, electronic or otherwise, to the Company prior to or at the termination of his employment or at any time upon the Company’s demand.

9. Termination.

(a) The Company may terminate the Executive’s employment and the Employment Term for Cause (as defined below) effective as of the date set forth in written notice to Executive.  As used herein, “Cause” means Executive:  (i) is convicted of a felony crime; (ii) willfully commits any act or willfully omits to take any action in bad faith and to the material detriment of the Company; (iii) commits an act of active and deliberate fraud against the Company; or (iv) materially breaches any term of this Agreement and fails to correct such breach within ten (10) days after written notice of the commission thereof.  In the event that the Employment Term is terminated for Cause, then Executive shall be entitled to receive only his Base Salary at the rate provided in Section 3 earned but not paid as of the date on which termination shall take effect, and any unreimbursed expenses (the “Accrued Obligations”).  Thereafter, the Company shall have no further obligation to Executive under this Agreement.

(b) In the event that Executive shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of one-hundred and twenty (120) consecutive days during the Employment Term as determined by the Company, then the Company may terminate the Executive’s employment upon thirty (30) days’ written notice to Executive (unless Executive is able to resume his duties during such notice period), and no further compensation shall be payable to Executive, except:  (i) as may otherwise be provided under any disability insurance policy, and (ii) the Accrued Obligations.

(c) In the event that Executive shall die during the Employment Term, then Executive’s employment shall terminate on the date of Executive’s death, and no further compensation shall be payable to Executive, except: (i) as may otherwise be provided under any insurance policy or similar instrument, and (ii) the Accrued Obligations.

(d) Executive may terminate his employment and the Employment Term for any reason upon thirty (30) days prior written notice to the Company.  If the Executive terminates his employment, the Company will pay him the Accrued Obligations and thereafter shall have no further obligation to the Executive.

(e) The Company may terminate the Executive’s employment during the Employment Term without Cause. The Company shall give written notice of termination to Executive which shall state the date the termination is to be effective.  If the Company terminates the Executive without Cause during the Employment Term, or following the expiration of the Employment Term provided the Company has elected not to renew the Employment Term, the Executive shall be entitled to (i) continued payment of his Base Salary pursuant to the Company’s payroll schedule for a period of twelve (12) months (the “Severance Payment”); and (ii) an amount (the “Severance Benefits”), grossed up for federal state and local taxes, in lieu of participation in the Company’s life, long-term disability and health insurance plans for a period of twelve (12) months as set forth in Section 9(h); and (iii) the Accrued Obligations.  The Company’s payment of the Severance Payment and Severance Benefits shall be conditioned on Executive’s execution without revocation of a release of claims in favor of the Company (the “Release”) prior to the 60th day following the termination of Executive’s employment (the “Review Period”).  The Severance Benefits shall be paid in a lump sum on the Company’s first payroll date following the date the Release is effective and irrevocable (the “Payment Date”).

The Severance Payment will be paid pursuant to the Company’s payroll schedule over the twelve (12) month period following the date of termination, commencing on the Payment Date.  Notwithstanding anything to the contrary herein, in the event the Review Period commences in one taxable year of the Executive and ends in a later taxable year, all payments made pursuant to this Section 9(e) shall be paid in the later taxable year.  All payments made pursuant to this Section 9(e) shall not be subject to mitigation or any right of set-off.

(f) If any of the payments or benefits to be provided to Executive pursuant to Section 9 of this Agreement constitute “nonqualified deferred compensation” subject to 409A of the U.S. Tax Code (the “Code”) payable in connection with a “separation of service” under Section 409A(2)(a)(i) of the Code, the following interpretations apply to Section 9:  (i) any termination of Executive’s employment triggering payment of benefits under Section 9 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence.  To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. § 1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company at the time Executive’s employment terminates under Section 9), any benefits payable under Section 9 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section 9(f) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs; (ii) if Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 9 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of his death, but only to the extent necessary to avoid such penalties under Section 409A of the Code.  On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) Executive’s death, the Company shall pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid Executive prior to that date under Section 9 of this Agreement; (iii) it is intended that each installment of the payments and benefits provided under Section 9 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code; and (iv) neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(g) Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A of the Code pursuant to Treas. Reg. § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s separation of service occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s separation from service occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expense eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment, provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(h) Recognizing that such amount is subject to income and other taxes, the Severance Benefits payment shall include an amount equal to the amount of federal, state, and local income taxes incurred as a result of the Severance Benefits payment or any additional tax gross up payment on such payment.  The Severance Benefits payment shall be equal to the sum of the Health Care Payment, the Life Insurance Payment and the Disability Insurance Payment, all as described in Sections 9(i) through 9(k) below, plus the foregoing tax gross up.

(i) The “Health Care Payment” is an amount equal to the monthly premium amount charged by the Company for COBRA continuation coverage under the health care option in which Executive is enrolled at the time of Executive’s termination, times twelve (12).  To receive coverage under the Company’s health insurance plans, Executive must elect to receive COBRA coverage and remit the appropriate payment to the Company as per the policy of the Company.

(j) The Company’s group term life insurance policy provides $500,000 of coverage, and upon termination, offers Executive the opportunity to convert to Whole Life (subject to acceptance by the insurer).  The “Life Insurance Payment” is an amount equal twelve (12) times the monthly premium for one of the following, as Executive elects:  (i) a Whole Life conversion policy through the Company’s group life insurer (subject to acceptance by the insurer); (ii) an existing life insurance policy or policies that Executive may currently have in place; or (iii) a new term life insurance policy.  The Company will pay only that pro-rated portion of the premium that represents coverage equal to Executive’s coverage under the group life insurance plan as of the date of this Agreement, that is, $500,000.

(k) The Company’s long-term disability insurance plan provides coverage of 60% of monthly earnings (but not more than $10,000, which amount may be reduced by deductible sources of income and disability earnings) after a 26 week elimination (waiting) period, and the insurer offers a portable policy after termination.  The “Disability Insurance Payment” is an amount equal to twelve (12) times the monthly premium for one of the following, as Executive elects:  (i) a portable long-term disability policy through the Company’s insurer (subject to acceptance by the insurer), (ii) an existing long-term disability insurance policy or policies that Executive may currently have in place, or (iii) a new personal long-term disability insurance policy obtained through other than the Company’s insurance policy.  The Company will pay only that pro-rated portion of the premium that represents coverage equal to Executive’s coverage under the group long-term disability insurance plan as of the date of this Agreement.

10. Survival.

The covenants, agreements, representations and warranties set forth in Sections 5, 6, 7 and 8 of this Agreement shall survive the termination or expiration of the Employment Term and Executive’s employment, irrespective of any investigation made by or on behalf of any party.

11. Modification.

This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter and may be modified only by a written instrument duly executed by each party.

12. Notices.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, by telecopy with electronic confirmation of delivery or by delivery to an internationally recognized carrier for overnight delivery to the party to whom it is to be given at the address of such party as set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 12).  In the case of a notice to the Company, a copy of such notice (which copy shall not constitute notice) shall be delivered to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.  Chrysler Center, 666 Third Avenue, New York, New York 10017, Attn:  Daniel L. DeWolf, Esq.  Any notice or other communication given by overnight delivery shall be deemed given at the time of delivery to the carrier, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof Any notice given by telecopy shall be deemed given at the time the notice or other communication is delivered with electronic confirmation of delivery.

13. Waiver.

Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing.

14. Binding Effect.

Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrance or the claims of Executive’s creditors, and any attempt to do any of the foregoing shall be void.  The provisions of this Agreement shall be binding upon and inure to the benefit of Executive and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

15. Headings.

The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

16. Counterparts; Governing Law.

This Agreement may be executed in any number of counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  It shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the rules governing the conflicts of laws.
[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CHYRONHEGO CORPORATION
By:	/s/ Roger L. Ogden
Name: Roger L. Ogden
Title: Chairman of the Board of Directors

SOREN KJELLIN
/s/ Soren Kjellin